UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.      )
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HANGER ORTHOPEDIC GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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HANGER ORTHOPEDIC GROUP, INC.
Two Bethesda Metro Center
Suite 1200
Bethesda, Maryland 20814
April 12, 2005
Dear Stockholder:
      We are pleased to invite you to attend our Annual Meeting of Stockholders. It will be held on Thursday, May 12, 2005, at 10:00 a.m. local time, at the Hyatt Regency Bethesda Hotel, One Bethesda Metro Center, Bethesda, Maryland. The primary business of the meeting will be to elect directors.
      A Notice of the Annual Meeting and the Proxy Statement follow. You will also find a proxy card enclosed. We invite you to attend the meeting in person, but if this is not feasible, it is advisable for you to be represented by proxy. Therefore, if you cannot attend the meeting, we urge you to sign the enclosed proxy card and mail it promptly in the return-addressed, postage-prepaid envelope provided for your convenience.

Sincerely,

Ivan R. Sabel
Chairman of the Board
and Chief Executive Officer

HANGER ORTHOPEDIC GROUP, INC.
Two Bethesda Metro Center
Suite 1200
Bethesda, Maryland 20814
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
      Notice is hereby given that the Annual Meeting of Stockholders of Hanger Orthopedic Group, Inc., a Delaware corporation (“Hanger” or the “Company”), will be held at the Hyatt Regency Bethesda Hotel, One Bethesda Metro Center, Bethesda, Maryland on Thursday, May 12, 2005, at 10:00 a.m. local time, for the following purposes:
      1. to elect eight persons to serve as directors of the Company for the ensuing year; and
      2. to transact such other business as may properly come before the meeting.
      Only stockholders of record at the close of business on March 29, 2005, are entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Jason P. Owen
Vice President, Treasurer and Corporate Secretary
April 12, 2005
YOUR VOTE IS IMPORTANT
      PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.
      MAIL THE PROXY TO US IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
      THE GIVING OF THE PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU ATTEND THE MEETING.

HANGER ORTHOPEDIC GROUP, INC.
Two Bethesda Metro Center
Suite 1200
Bethesda, Maryland 20814
PROXY STATEMENT
GENERAL
      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hanger Orthopedic Group, Inc., a Delaware corporation (“Hanger” or the “Company”), of proxies of stockholders to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Regency Bethesda Hotel, One Bethesda Metro Center, Bethesda, Maryland at 10:00 a.m., local time, on Thursday, May 12, 2005, and any and all adjournments thereof.
      Any stockholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving notice to the Secretary of the Company.
      This Proxy Statement and the accompanying proxy are being mailed or given on or about April 12, 2005, to stockholders of record of the Company on March 29, 2005.
VOTING SECURITIES
      As of March 29, 2005, a total of 21,648,328 shares of common stock of the Company, par value $.01 per share (“Common Stock”), which is the only class of voting securities of the Company, were issued and outstanding. At the Annual Meeting or any adjournment thereof, all holders of record of the Common Stock as of the close of business on March 29, 2005, will be entitled to one vote for each share held upon the matters listed in the Notice of Annual Meeting. Cumulative voting is not permitted.
      Shares of Common Stock represented by proxy at the Annual Meeting will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the eight nominees for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); and (2) in their discretion, with respect to such other business as may properly come before the meeting.
      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The number of shares represented at the Annual Meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.
      The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone.
PROPOSAL ONE — ELECTION OF DIRECTORS
      Eight directors are to be elected at the Company’s Annual Meeting of Stockholders, each to serve for one year or until his or her successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the eight persons named below, all of whom currently are directors of the Company. The Company does not contemplate that any of the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion. The following table sets forth information regarding the nominees.

			Became
Name	Position With the Company	Age	Director

Ivan R. Sabel, CPO	Chairman of the Board, Chief Executive Officer and Director	60	1986
Thomas F. Kirk	President, Chief Operating Officer and Director	59	2002
Edmond E. Charrette, M.D.	Director	70	1996
Thomas P. Cooper, M.D.	Director	61	1991
Cynthia L. Feldmann, CPA	Director	52	2003
Eric A. Green	Director	43	2001
C. Raymond Larkin, Jr.	Director	56	1999
H.E. Thranhardt, CPO	Director	65	1996
      Ivan R. Sabel, CPO has been our Chairman of the Board of Directors and Chief Executive Officer since August 1995 and was our President from November 1987 to January 2, 2002. Mr. Sabel also served as the Chief Operating Officer from November 1987 until August 1995. Prior to that time, Mr. Sabel had been Vice President-Corporate Development from September 1986 to November 1987. Mr. Sabel was the founder, owner and President of Capital Orthopedics, Inc. from 1968 until that company was acquired by us in 1986. Mr. Sabel is a Certified Prosthetist and Orthotist (“CPO”), a former clinical instructor in orthopedics at the Georgetown University Medical School in Washington, D.C., a member of the Government Relations Committee of the American Orthotic and Prosthetic Association (“AOPA”), a former Chairman of the National Commission for Health Certifying Agencies, a former member of the Strategic Planning Committee, a current member of the U.S. Veterans Administration Affairs Committee of AOPA and a former President of the American Board for Certification in Orthotics and Prosthetics. Mr. Sabel also serves on the Board of Directors of Beverly Enterprises, Inc., a company engaged in the ownership and operation of nursing homes, and as a member of the Medical Advisory Board of DJ Orthopedics, Inc., a manufacturer of knee braces. Mr. Sabel holds a B.S. in Prosthetics and Orthotics from New York University. Mr. Sabel has been a director since 1986.
      Thomas F. Kirk was appointed to the Board of Directors on December 11, 2002. Mr. Kirk has been the President and Chief Operating Officer of Hanger since January 2, 2002. From September 1998 to January 1, 2002, Mr. Kirk was a principal with AlixPartners, LLC (formerly Jay Alix & Associates), the management consulting company retained by Hanger to facilitate its reengineering process. From May 1997 to August 1998, Mr. Kirk served as Vice President, Planning, Development and Quality for FPL Group, a full service energy provider located in Florida. From April 1996 to April 1997, he served as Vice President and Chief Financial Officer for Quaker Chemical Corporation in Pennsylvania. From December 1987 to March 1996, he served as Senior Vice President and Chief Financial Officer for Rhone-Poulenc, S.A. in Princeton, New Jersey and Paris, France. From March 1977 to November 1988, he was employed by St. Joe Minerals Corp., a division of Fluor Corporation. Prior to this he held positions in sales, commercial development, and engineering with Koppers Co., Inc. Mr. Kirk holds a Ph.D. in strategic planning/marketing, and an M.B.A. degree in finance, from the University of Pittsburgh. He also holds a Bachelor of Science degree in mechanical engineering from Carnegie Mellon University. He is a registered professional engineer and a member of the Financial Executives Institute.
      Edmond E. Charrette, M.D. is the co-founder and former Chairman of Health Resources Corporation (principally engaged in occupational medicine services). He also is a General Partner of Ascendant Healthcare International (an investment group with equity investments in the Latin American healthcare sector) and serves as a director and the President of Latin Healthcare Investment Management Co., LLC (a group composed of Ascendant Healthcare International and The Global Environmental Fund, which manages and directs the investment activities of the Latin Healthcare Investment Fund). Previously, he was the Executive Vice President and Chief Medical Officer of Advantage-Health Corporation (a multi-hospital rehabilitation and post-acute care system) from June 1994 to March 1996. From 1988 to May 1994,

Dr. Charrette served as the Corporate Medical Director and Senior Vice President of Medical Affairs of Advantage Health Corporation.
      Thomas P. Cooper, M.D. has been the Chief Executive Officer of VeriCare Management, Inc., which provides mental health services to patients in long-term care facilities, since 1991 and serves as an Adjunct Professor at the Columbia University School of Business. From May 1989 to January 1997, Dr. Cooper served as the President and Chief Executive Officer of Mobilex U.S.A., a provider of mobile diagnostic services to long-term care facilities. Dr. Cooper was the founder of Spectrum Emergency Care, a provider of emergency physicians to hospitals, and Correctional Medical Systems, a provider of health services to correctional facilities.
      Cynthia L. Feldmann, CPA serves as Business Development Officer at Palmer & Dodge LLP, a Boston-based law firm, with a specialty in serving life sciences companies. Previously, from 1994 — 2002, she was a Partner at KPMG LLP, holding various leadership roles in the firm’s Medical Technology and Health Care & Life Sciences industry groups. Ms. Feldmann also was National Partner-in-Charge of Cooper’s & Lybrand Life Sciences practice from 1989-1994, among other leadership positions she held during her 18 year career there. Ms. Feldmann was a founding board member of Mass Medic, a Massachusetts trade association for medical technology companies, where she also served as treasurer and as a member of the board’s Executive Committee during her tenure in 1997-2001.
      Eric A. Green is a Senior Partner of FriedbergMilstein, a New York based merchant bank, where he is responsible for structured investments, including mezzanine and growth equity transactions. Previously, he was a Partner-Group Head and Managing Director of J.P. Morgan Partners (and its predecessor organizations), the private equity affiliate of JP Morgan Chase from 1998 to 2003, responsible for mezzanine/ growth equity and structured investments. Prior thereto, he was a Managing Director in the Merchant Banking Group at Paribas for eight years, where he was responsible for mezzanine, growth equity and structured investments. Previously, Mr. Green held corporate planning and other financial positions at GE Capital and GE Company. Mr. Green has served on numerous public and private company boards of directors.
      C. Raymond Larkin, Jr. has been the Chairman and Chief Executive Officer of Eunoe-Inc. (a medical device company) since October 2002 and has served as managing director of Group Outcome, a merchant bank with a focus on equity buyouts and early equity investments in the medical device and bio-pharmaceutical industry. He served as the President and Chief Executive Officer of Nellcor Puritan Bennett, Inc., a medical instrumentation company, from February 1989 to March 1998, and earlier as vice president of sales and marketing. Prior to joining that company in 1983, Mr. Larkin was employed by Bentley Laboratories, a manufacturer of specialized monitoring and medical equipment. At Bentley he was district sales manager from 1976 to 1979, regional sales manager from 1979 to 1982, and national sales manager from 1982 to 1983. Mr. Larkin is a director of Cerus Corporation (develops and markets technologies improving the safety of the world’s blood supply), DaVita, Inc. (provides dialysis, hemodialysis services and home peritoneal dialysis programs), and Align Technology, Inc. (manufactures and markets Invisalign®, a treatment for malocclusion or misalignment of teeth).
      H.E. Thranhardt, CPO is the former President and Chief Executive Officer of J.E. Hanger, Inc. of Georgia (“JEH”). He served in that capacity from January 1, 1977 to November 1, 1996, on which date JEH was acquired by Hanger. Mr. Thranhardt, who commenced his employment with JEH in 1958, has occupied leadership positions in numerous professional O&P associations, including Chairman of the Board of the Orthotics and Prosthetics National Office in 1994 and 1995, President of AOPA in 1992 and 1993, President of the American Board for Certification in Orthotics and Prosthetics in 1979 and 1980 and President of The American Academy of Orthotics and Prosthetics in 1976 and 1977.
      MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE

ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.
      There are no family relationships between any of the nominees.
Committees of the Board of Directors
      The Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Quality and Technology Committee. The Audit Committee held eight regular and sixteen special meetings during 2004 and presently consists of Cynthia L. Feldmann (Chair), Eric A. Green, and C. Raymond Larkin, Jr. The Audit Committee provides oversight on matters relating to accounting, financial reporting, auditing and internal control and is responsible for selecting, evaluating and meeting with the Company’s independent accountants to review the proposed scope of the annual audit of the Company’s books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. The Compensation Committee conducted seven meetings during 2004. It presently consists of Eric A. Green (Chair), Thomas P. Cooper, M.D. and Edmond E. Charrette, M.D., and is responsible for, among other responsibilities, advising the Board on matters relating to the compensation of officers and key employees and certain of the Company’s employee benefit plans. The Corporate Governance and Nominating Committee conducted three meetings in 2004. It presently consists of Thomas P. Cooper, M.D. (Chair), Cynthia L. Feldmann, and Edmond E. Charrette, M.D., and is responsible for, among other responsibilities, advising the Board on matters relating to the identification of nominees to the Board of Directors. Each of the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent directors within the meaning of the applicable New York Stock Exchange listing standards and rules. The Quality and Technology Committee is responsible for, among other responsibilities, assisting the Board on matters relating to the quality of the Company’s services and the adequacy of the Company’s scientific and technical direction. It met six times during 2004, and consists of H. E. Thranhardt, CPO (Chair), Thomas P. Cooper, M.D., Thomas F. Kirk and Ivan R. Sabel. The Board of Directors met twelve times during 2004. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and committee(s) on which he or she served during 2004. Copies of charters of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are available on our website, www.hanger.com.
Board Independence
      Our Board has determined that each of the six non-management directors of the Company qualifies as an “independent” director under the New York Stock Exchange corporate governance rules and that each member of the Audit Committee also qualifies as “independent” under Rule 10A-3 under the Securities Exchange Act of 1934.
Policy Regarding Director Nominating Process
      The Corporate Governance and Nominating Committee has adopted a policy pursuant to which a shareholder who has owned at least 2% of the Company’s outstanding shares of common stock for at least one year may recommend a director candidate that the committee will consider when there is a vacancy on the board either as a result of a director resignation or an increase in the size of the board. Such recommendation must be made in writing addressed to the Chairperson of the Corporate Governance and Nominating Committee at the Company’s principal executive offices and must be received by the Chairperson at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. Although the Committee has not formulated any specific minimum qualifications that the committee believes must be met by a nominee that the committee recommends to the board, the factors it will take into account will include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as set forth in the Committee’s charter. There will not be any difference between the manner in which the committee evaluates a nominee recommended by a shareholder and the manner in which the committee evaluates any other nominee.

Policy Regarding Shareholder Communication with Directors
      Shareholders desiring to communicate with a director, the non-management directors as a group or the full board may address such communication to the attention of the Secretary of the Company at the Company’s executive offices and such communication will be forwarded to the intended recipient or recipients.
Policy Regarding Director Attendance at Annual Meetings
      Under the Company’s current policy, each director should attend each annual meeting of shareholders. All of the directors attended last year’s annual meeting.
Meetings of Non-Management Directors
      Non-management members of the Board of Directors conduct at least two regularly-scheduled meetings per year without members of management being present. The chairperson of the Corporate Governance and Nominating Committee serves as the presiding director of such meetings and as the lead independent member of the Board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics for Directors and Employees
      In 2003, the Board of Directors adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for directors, officers and employees in accordance with recently-amended New York Stock Exchange corporate governance listing standards. Copies of these documents are set forth on Company’s website, www.hanger.com.
Other Matters
      The firm of Foley & Lardner LLP serves as the Company’s outside general counsel. The Company’s Chairman and Chief Executive Officer is the brother-in-law of a partner in that firm. Total fees paid by the Company to Foley & Lardner LLP amounted to less than one-half of one percent of that firm’s annual revenues for the past year.

COMPENSATION AND RELATED MATTERS
      The following Summary Compensation Table sets forth the annual salary (column c), bonus paid (column d), Restricted Stock granted (column f) and options granted (column g) during each of the past three years to the Company’s Chief Executive Officer and the four other highest paid executive officers of the Company and its subsidiaries whose annual salary and bonus amounted to $100,000 or more in 2004.
SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term

				(e)			(h)	(i)
		(c)	(d)	Other Annual	(f)	(g)	LTIP	All Other
(a)	(b)	Salary	Bonus(1)	Compensation(2)	Restricted Stock	Options	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)	Awards($)(3)	(#)(4)	($)	($)(5)

Ivan R. Sabel	2004	519,000	93,210	—	—	—	—	10,844
Chairman and Chief Executive	2003	495,000	124,480	—	414,000	90,000	—	2,858
Officer of the Company	2002	495,000	371,250	—	—	100,000	—	4,636
Thomas F. Kirk	2004	450,000	67,163	—	—	100,000	—	6,019
President and Chief Operating	2003	450,000	113,164	—	—	100,000	—	2,692
Officer of the Company	2002	437,885	337,500	—	—	350,000	—	—
George E. McHenry	2004	275,000	25,988	—	—	—	—	3,598
Executive Vice President and Chief	2003	275,000	46,104	—	207,000	40,000	—	3,300
Financial Officer of the Company	2002	275,000	137,500	—	—	75,000	—	1,650
Richmond L. Taylor	2004	344,000	41,193	—	—	—	—	4,988
Executive Vice President of the	2003	325,000	65,384	—	138,000	25,000	—	5,027
Company and Chief Operating	2002	325,000	195,000	—	—	46,666	—	5,912
Officer of Hanger Prosthetics &
Orthotics, Inc. and HPO, Inc.
Ron May	2004	219,502	147,385	—	—	—	—	4,488
President and Chief Operating	2003	219,502	168,630	—	110,400	—	—	4,352
Officer of Southern Prosthetic	2002	212,893	90,023	—	—	8,000	—	2,329
Supply, Inc.

(1)	With respect to 2004, the above reported bonuses were paid on March 15, 2005 and related to 2004 performance. With respect to 2003, the above reported bonuses were paid on March 12, 2004 and related to 2003 performance. With respect to 2002, the above reported bonuses were paid on March 14, 2003 and related to 2002 performance.

(2)	Does not report the approximate cost to the Company of automobile allowance furnished to the above persons, which amounts do not exceed the lesser of either $50,000 or 10% of the total of the person’s annual salary and bonuses during each of the respective years.

(3)	With respect to 2003, Ivan R. Sabel was granted 30,000 shares of restricted stock, George E. McHenry was granted 15,000 shares of restricted stock, Richmond L. Taylor was granted 10,000 shares of restricted stock and Ron May was granted 8,000 shares of restricted stock. The share price at the time of grant was $13.80. All shares of restricted stock vest 25% per year, commencing one year after the date of issuance.

(4)	Reports the number of shares underlying options granted during each of the respective years.

(5)	These amounts represent contributions to the Company’s defined contribution plan on behalf of said executives as well as the premiums paid on term life insurance policies for each individual.

      The following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted in 2004 and their potential realizable value. The only executive officer to receive an option grant during 2004 was Thomas F. Kirk, to whom an option was granted on January 2, 2004 in accordance with the terms of his employment agreement dated January 2, 2002. Information regarding the option grant includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The potential realizable value of the options are based on assumed annual 5% and 10% rates of stock price appreciation over the term of the option.
Option Grants Table

Potential Realizable
	Individual Grants				Value at Assumed Annual
Rates of Stock Price
		% of Total			Appreciation for Option
	Number of Securities	Options Granted	Exercise		Term(4)
	Underlying Options	to Employees	Price	Expiration
Name	Granted(#)(1)	in Fiscal Year(2)	($/SH)(3)	Date	5%	10%

Ivan R. Sabel	—	—	—	—	—	—
Thomas F. Kirk	100,000	100%	$15.67	1/02/2014	$985,478	$2,497,394
George E. McHenry	—	—	—	—	—	—
Richmond L. Taylor	—	—	—	—	—	—
Ron May	—	—	—	—	—	—

(1)	The stock option granted vests 25% per year over a four year period from the date of grant.

(2)	Based on options for a total of 100,000 shares granted to all employees in 2004.

(3)	The exercise price is equal to the fair market value on the date of grant of the option.

(4)	The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 5% and 10% from the date of grant to the option expiration date, a term of ten years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Common Stock. Actual gains, if any, on stock option exercises are dependent on several factors, including the future performance of the Common Stock, overall stock market conditions, and the optionee’s continued employment through the vesting period. The amounts reflected in this table may not actually be realized.
      The following Aggregate Option Exercises and Fiscal Year-End Option Value Table sets forth, for each of the named executive officers, information regarding (i) the number of shares acquired during 2004 upon the exercise of options and the value realized in connection therewith, and (ii) the number and value of unexercised options held at December 31, 2004.
Aggregate Option Exercises and Fiscal
Year-End Option Value Table

			(d)	(e)
	(b)		Number of Unexercised	Value of Unexercised In-The-
	Number of	(c)	Options at FY-End(#)	Money Options at FY-End($)
(a)	Shares Acquired	Value
Name	on Exercise	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable(6)

Ivan R. Sabel(1)	—	—	631,250/142,500	879,875/161,500
Thomas F. Kirk(2)	—	—	200,000/350,000	364,000/364,000
George E. McHenry(3)	—	—	84,750/86,250	96,850/48,750
Richmond L. Taylor(4)	—	—	261,252/53,748	388,274/75,362
Ron May(5)	5,000	71,800	19,000/4,000	0/0

(1)	The above-reported options entitle Mr. Sabel to purchase from the Company (i) 16,750 shares at a price of $3.50 per share through February 21, 2006 under an option granted on February 21, 1996;

(ii) 33,500 shares at a price of $6.125 per share through November 1, 2006 under an option granted on November 1, 1996; (iii) 33,500 shares at a price of $6.125 per share through March 14, 2007 under an option granted on March 14, 1997; (iv) 37,500 shares at a price of $13.25 per share through September 19, 2007 under an option granted on September 19, 1997; (v) 37,500 shares at a price of $11.3125 per share through December 17, 2007 under an option granted on December 17, 1997; (vi) 100,000 shares at a price of $22.3125 per share through December 15, 2008 under an option granted on December 15, 1998; (vii) 150,000 shares at a price of $14.75 per share through April 29, 2009 under an option granted on April 29, 1999; (viii) 100,000 shares at a price of $4.625 per share through February 4, 2008 under an option granted on February 4, 2000; (ix) 75,000 shares at a price of $1.64 per share through May 31, 2009 under an option granted on May 31, 2001; (x) 100,000 shares at a price of $14.23 per share through May 30, 2012 under an option granted on May 30, 2002; and (xi) 90,000 shares at a price of $13.80 per share through August 1, 2013 under an option grant on August 1, 2003.

(2)	The above reported options entitle Mr. Kirk to purchase from the Company (i) 350,000 shares at a price of $6.02 per share through January 2, 2012 under an option granted on January 2, 2002; (ii) 100,000 shares at a price of $13.50 per share through January 2, 2013 under an option grant on January 2, 2003; and 100,000 shares at a price of $15.67 per share through January 2, 2004 under an option grant on January 2, 2004.

(3)	The above reported options entitle Mr. McHenry to purchase from the Company (i) 56,000 shares at a price of $5.50 per share through October 15, 2011 under an option granted on October 15, 2001, (ii) 75,000 shares at a price of $16.74 per share through October 15, 2012 under an option granted on October 15, 2002; and (iii) 40,000 shares at a price of $13.80 per share through August 1, 2013 under an option grant on August 1, 2003.

(4)	The above-reported options entitle Mr. Taylor to purchase from the Company (i) 150,000 shares at a price of $14.1875 per share through July 1, 2007 under an option granted on July 1, 1999; (ii) 46,667 shares at a price of $4.625 per share through February 4, 2008 under an option granted on February 4, 2000; (iii) 46,667 shares at a price of $1.64 per share through May 31, 2009 under an option granted on May 31, 2001; (iv) 46,666 shares at a price of $14.23 per share through May 30, 2012 under an option granted on May 30, 2002; and (v) 25,000 shares at a price of $13.80 per share through August 1, 2013 under an option grant on August 1, 2003.

(5)	The above-reported options entitle Mr. May to purchase from the Company (i) 5,000 shares at a price of $11.313 per share through December 17, 2005 under an option granted on December 17, 1997; (ii) 10,000 shares at a price of $16.50 per share through May 14, 2007 under an option granted on May 14, 1999; and (iii) 8,000 shares at a price of $16.75 per share through September 17, 2012 under an option granted on September 17, 2002.

(6)	Market value of underlying shares at December 31, 2004, minus the exercise price.

      No Long-Term Incentive Plan Awards Table is set forth herein because no long-term incentive plan awards were made to the above-named executive officers during 2004.
      In March 2003, the Company adopted a Supplemental Executive Retirement Plan (the “SERP”), which is a nonqualified, unfunded plan that provides retirement benefits for executive officers and key employees of the Company as designated by the Compensation Committee. The target benefit to be received by each participant in the SERP is specified by the Compensation Committee as a percentage of the participant’s average base pay determined by averaging the three highest years’ base pay out of the last five years before the retirement of the participant. Benefits accrue pro rata over the number of full years (not to exceed 20) from a participant’s initial coverage by the SERP until the participant reaches the age of 65. Vesting is at the rate of 20% per year of employment with the Company. Benefits under the SERP are paid in 15 annual installments commencing after a participant’s retirement from the Company, with no social security reduction or other offset. Upon the death of a participant, any unpaid vested benefits will be paid to the designated beneficiary of the participant. If a participant retires from the Company before reaching the age of 65, then the benefits of such participant under the SERP will be subject to a reduction for early commencement. The Compensation Committee may elect to pay benefits of a vested terminated participant in a lump sum payment, discounted to present value. Upon the occurrence of a change in control of the Company, as defined in the SERP, all actively employed participants will be deemed to be 100% vested. The SERP was initially effective as of January 1, 2004, and credited service for calculating the benefit amount is measured from that date forward. The SERP benefit is determined primarily by the benefit percentage assigned by the Compensation Committee to an executive and is not primarily determined on the basis of average compensation and years of service. The estimated annual benefit based on current salary levels and the current target benefit percentages at age 65 would be $468,000 for Ivan R. Sabel, $382,500 for Thomas F. Kirk, $276,000 for Richmond L. Taylor, $206,250 for George E. McHenry and $142,676 for Ron May.
      The following table sets forth information as of December 31, 2004, with respect to the Company’s compensation plans under which its Common Stock is authorized for issuance:

			(c)
	(a)		Number of securities
	Number of securities	(b)	remaining available
	to be issued upon	Weighted average	for future issuance
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in
Plan Category	warrants, and rights	warrants, and rights	column (a))

Equity Compensation Plans:
approved by security holders	3,029,503	$10.15	925,648
not approved by security holders	441,000	6.21	N/A

Total	3,470,503		925,648
Employment Agreements and Arrangements
      The employment and non-compete agreement, dated as of April 29, 1999, as amended, between Hanger and Ivan R. Sabel, Chairman and Chief Executive Officer, had an initial five-year term which ended on April 28, 2004. Presently, the agreement automatically renews each year for successive one-year periods unless terminated by either party. Pursuant to that agreement, Mr. Sabel’s annual base compensation currently is $520,000, subject to increases approved by the Compensation Committee, plus performance related bonuses. Mr. Sabel received an increase to his base salary on January 1, 2004 of 5.1%. This was the first increase in his base salary in five years. On March 15, 2005, Mr. Sabel was paid an annual bonus of $93,210, based on 2004 performance, which amounted to 17.9% of his base salary. Bonuses for 2005 and future years are not contractually assured and, if made, will be performance-based. Mr. Sabel was granted an option to purchase 100,000 shares of Common Stock on May 30, 2002, at an exercise price per share of $14.23. Mr. Sabel was granted an option to purchase 90,000 shares of Common Stock on August 1, 2003, at an exercise price per share of $13.80. Mr. Sabel was not granted any options to purchase shares of Common Stock in 2004. All option exercise prices are equal to the closing sale price of the Company’s Common Stock on the date of grant of the option. All such stock options vest over a four year period from the date of grant. In addition to the options to purchase Common Stock, Mr. Sabel was also awarded 75,000 shares of Restricted Stock on March 4, 2005 and 30,000 shares of Restricted Stock on August 1, 2003, with both grants vesting over four years. Any stock option grants and awards of Restricted Stock for future years are not contractually assured and, if made, will be performance-based.
      Mr. Sabel’s employment agreement contains a severance provision which provides that upon the termination of his employment without cause, Mr. Sabel will receive severance compensation for a period of 24 months at a rate equal to his base salary plus one-half of his prior year’s bonus, provided that such bonus payment is not less than 50% of his targeted bonus for the calendar year immediately preceding his termination. Mr. Sabel’s employment agreement further provides that if his employment is terminated within two years after a change in control of the Company and the occurrence of a material diminution of his responsibilities, a reduction of his compensation or benefits, a relocation of his principal site of employment more than 25 miles from his then current location, or any material breach of his employment agreement by the Company, then within 30 days after the occurrence of any such triggering events Mr. Sabel may resign and receive a continuation of his benefits for a period of 18 months and severance compensation equal to 18 months of base pay then in effect and 150% of his targeted bonus.

      In the event of his disability or death, Mr. Sabel or his estate, will receive a payment equal to two years of base salary and two years of bonus payments, less any disability payments he would be eligible to receive.
      All stock options granted to Mr. Sabel will immediately vest and become exercisable for a period of one year from the date of his termination unless such termination is by the Company for due cause.
      Mr. Sabel’s employment agreement also contains non-compete provisions which provide that upon the termination of his employment, Mr. Sabel will not be able to engage in any business that is competitive with the Company anywhere in the continental United States and will be unable to solicit any of our employees or customers for a period of 24 months from the date of termination.
      The employment and non-compete agreement between Hanger and Thomas F. Kirk, President and Chief Operating Officer, dated January 2, 2002, as amended, provides for the continuation of his employment in those positions for a period of five years, through January 2, 2007. Thereafter, the agreement is automatically renewed for successive one-year terms until terminated by either party. Pursuant to his agreement, Mr. Kirk’s annual base compensation is $450,000, subject to increases approved by the Compensation Committee, plus performance related bonuses. On March 15, 2005, Mr. Kirk was paid an annual bonus of $67,163, which amounted to 14.9% of his base salary, based on 2004 performance. Bonuses for 2005 and future years are not contractually assured and, if made, will be performance-based. On January 2, 2002, Mr. Kirk was granted an option to purchase 350,000 shares of Common Stock at an exercise price of $6.02 per share. On January 2, 2003, Mr. Kirk was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $13.50 per share. On January 2, 2004, Mr. Kirk was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $15.67 per share. On January 2, 2005, Mr. Kirk was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $8.08 per share. All option exercise prices are equal to the closing sale price of the Company’s Common Stock on the date of grant of the option. All such stock options vest over a four year period from the date of grant. Any stock option grants and awards of Restricted Stock for future years are not contractually assured and, if made, will be performance-based.
      Mr. Kirk’s agreement provides that if Mr. Kirk terminates his employment upon 60 days’ prior notice, all options previously granted will vest immediately and become exercisable for a period of one year. The severance and non-compete provisions of Mr. Kirk’s agreement are similar to those contained in Mr. Sabel’s agreement.
      The employment and non-compete agreement between Hanger and George E. McHenry, Executive Vice President and Chief Financial Officer, dated October 15, 2001, as amended, provides for the continuation of his employment in those positions for a period of five years, through October 15, 2006. Thereafter, the agreement is automatically renewed for successive one-year terms until terminated by either party. Pursuant to his agreement, Mr. McHenry’s annual base compensation is $275,000, subject to increases approved by the Compensation Committee, plus performance related bonuses. On March 15, 2005, Mr. McHenry received an annual bonus of $25,988, which amounted to 9.5% of his base salary, based on 2004 performance. On October 15, 2001, Mr. McHenry received an option to purchase 75,000 shares of Common Stock for an exercise price of $5.50 per share. On October 15, 2002, Mr. McHenry received an option to purchase 75,000 shares of Common Stock at an exercise price equal to $16.74 per share. On August 1, 2003, Mr. McHenry received an option to purchase 40,000 shares of Common Stock for an exercise price of $13.80 per share. Mr. McHenry has not received any options to purchase shares of Common Stock in 2004 or 2005. All option exercise prices are equal to the closing price of the Common Stock on the date of the grant. In addition to the options to purchase Common Stock, Mr. McHenry was also granted 30,000 shares of Restricted Stock on March 4, 2005 and 15,000 shares of Restricted Stock on August 1, 2003, with both grants vesting over four years. Any stock option grants and awards of Restricted Stock for future years are not contractually assured and, if made, will be performance-based.
      Mr. McHenry’s employment agreement contains a severance provision which provides that upon the termination of his employment without cause Mr. McHenry will receive severance compensation for a period of 18 months at a rate equal to his base salary plus one-half of his prior year’s bonus, provided that such bonus payment is not less than 50% of his targeted bonus for the calendar year immediately preceding his termination. Mr. McHenry’s employment agreement further provides that if his employment is terminated within two years after a change in control of the Company and the occurrence of a material diminution of his responsibilities, a reduction of his compensation or benefits, a relocation of his principal site of employment more than 25 miles from his then current location, or any material breach of his employment agreement by the Company, then within 30 days after the occurrence of any such triggering events, Mr. McHenry may resign and receive a continuation of his benefits for a period of 12 months and severance compensation equal to 12 months of his base pay then in effect and 50% of his targeted bonus.
      In the event of his disability or death, Mr. McHenry or his estate will receive a payment equal to 1.5 years of base salary and 1.5 years of bonus payments, less any disability payments he would be eligible to receive.
      All stock options granted to Mr. McHenry will immediately vest and become exercisable for a period of within one year from the date of his termination, if such termination is by reason of his death or disability, termination without cause or following a change of control.
      Mr. McHenry’s agreement also contains non-compete and non-solicitation provisions that provide that upon the termination of his employment, he will be unable to engage in any business that is competitive with the Company anywhere in the continental United States and he will be unable to solicit any of the Company’s employees or customers for a period of 18 months.
      The employment and non-compete agreement between Hanger and Richmond L. Taylor, Executive Vice President of the Company and Chief Operating Officer of the Company’s patient-care subsidiary, dated July 1, 1999, as amended, had an initial five-year term which ended July 1, 2004. Presently, the agreement is automatically renewed for successive one-year terms until terminated by either party. Pursuant to his agreement, Mr. Taylor’s annual base compensation currently is $345,000, subject to increases approved by the Compensation Committee, plus performance related bonuses. On March 15, 2005, Mr. Taylor was paid an annual bonus of $41,193, which amounted to 11.9% of his base salary, based on 2004 performance. Bonuses for 2005 and future years are not contractually assured and, if made, will be performance-based. Mr. Taylor was granted an option to purchase 25,000 shares of Common Stock on August 1, 2003, with the exercise price of such stock option being $13.80 per share. Mr. Taylor has not been granted any options to purchase shares of Common Stock in 2004 or 2005. All option exercise prices are equal to the market price of the Common Stock on the date of grant. All such stock options will vest over four years. In addition to the options to purchase Common Stock, Mr. Taylor was also granted 20,000 shares of Restricted Stock on March 4, 2005 and 10,000 shares of Restricted Stock on August 1, 2003, with both grants vesting over four years. Any stock option grants and awards of Restricted Stock for future years are not contractually assured and, if made, will be performance-based.
      The severance and non-compete provisions in Mr. Taylor’s agreement are generally the same as those contained in Mr. McHenry’s employment agreement, except that in the event of a change of control the calculation of severance relative to the base salary and bonus is based on 18 months of base pay and 150% of his bonus. Mr. Taylor’s agreement also contains non-compete and non-solicitation provisions that provide that upon the termination of his employment, Mr. Taylor will be unable to engage in any business that is competitive with the Company anywhere in the continental United States and will be unable to solicit any of our employees or customers for a period of 18 months after the date of termination.
      Ron May entered into an annually renewing employment agreement with the Company dated as of January 1, 2003. Mr. May’s annual base compensation is currently $219,502. On March 15, 2005, Mr. May was paid an annual bonus of $147,385, which amounted to 76.1% of his base salary, based on 2004 performance. Bonuses for 2005 and future years are not contractually assured and, if made, will be performance-based. Mr. May has not been granted any options to purchase shares of Common Stock in 2004 or 2005. In addition to the options to purchase Common Stock, Mr. May was also granted 10,000 shares of Restricted Stock on March 4, 2005 and 8,000 shares of Restricted Stock on August 1, 2003, with both grants vesting over four years. Any stock option grants and awards of Restricted Stock for future years are not contractually assured and, if made, will be performance-based.

      The severance provisions in Mr. May’s agreement provide that in the event that Mr. May’s employment is terminated by reason of disability, a change of control or without cause, then Mr. May shall receive a payment equal to 18 months of his then base salary.
      Mr. May’s agreement also contains non-compete and non-solicitation provisions that provide that upon the termination of his employment, Mr. May will be unable to engage in any business that is competitive with the Company anywhere in the continental United States and will be unable to solicit any of our employees or customers for a period of 24 months after the date of termination.
Compensation Committee Report
      The following description of the Company’s executive compensation practices and policies is presented on behalf of the Compensation Committee of the Company’s Board of Directors (the “Committee”). The fundamental philosophy of the Company’s executive compensation program is to offer competitive compensation reflecting both individual and Company performance.
      The Committee seeks to reasonably compensate executives in amounts that fairly reward the executive officers for their performance as reflected by corporate accomplishments and create adequate incentives for their continued contributions to the Company’s success. The components of executive compensation consist of annual salaries, short-term compensation incentives or bonuses and long-term incentives. Prior to 2003, long-term incentives for executive officers had consisted of stock options granted under the Company’s 2002 Stock Incentive Plan and its predecessor plan, the 1991 Stock Option Plan. The Committee now is able to grant long-term incentives consisting of restricted shares of Common Stock of the Company, stock options or a combination of shares of Restricted Stock and stock options as is permitted under the 2002 Stock Incentive Plan, which was amended by the stockholders of the Company on May 30, 2003.
      Pursuant to his employment agreement entered into with the Company on April 29, 1999, as amended, Ivan R. Sabel, Chairman of the Board and Chief Executive Officer, receives an annual base salary of $520,000. Under the agreement, Mr. Sabel is entitled to receive an annual bonus of 75% to 150% of his base salary each year. On March 14, 2003, Mr. Sabel was paid an annual bonus of $371,250, which amounted to 75% of his base salary, based on 2002 performance. On March 12, 2004, Mr. Sabel was paid an annual bonus of $124,480, which amounted to 25.2% of his base salary, based on 2003 performance. On March 15, 2005, Mr. Sabel was paid an annual bonus of $93,210, which amounted to 17.9% of his base salary, based on 2004 performance. Mr. Sabel was granted an option to purchase 100,000 shares of Common Stock on May 30, 2003, at an exercise price per share of $14.23, which was equal to the market values of the Common Stock on the date of grant. Mr. Sabel was granted an option to purchase 90,000 shares of Common Stock on August 1, 2003 at an exercise price per share of $13.80, which was equal to the market values of the Common Stock on the date of grant. Mr. Sabel was also granted 30,000 shares of Restricted Stock on that date, which vests over a period of four years from the date of grant. Mr. Sabel received no grants of options to purchase shares of Common Stock or shares of Restricted Stock in 2004. Bonuses, grants of stock options and Restricted Stock for future years are not contractually assured and, if made, will be performance-based.
      Mr. Sabel’s bonus declined significantly from 2003 to 2004, as it had from 2002 to 2003. The bonus paid to Mr. Sabel for 2004 performance related to the Company’s operating performance, including: (i) annual net sales of $568.7 million in 2004, an increase of $20.8 million, or 3.8%, over the prior year; (ii) a 1.1% increase in gross profit of $292.8 million or 51.5% of net sales in 2004, as compared to $289.5 million or 52.8% of net sales for the prior year; and (iii) the continuation of the Company’s acquisition program, in connection with which the Company acquired six additional O&P companies operating a total of 37 patient-care centers in several states in 2004.
      Section 162(m) of the Internal Revenue Code provides that publicly-held companies may not deduct in any taxable year compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated executive officers of the company which is not “performance-based” as defined in that section. Stock options granted under the Company’s 2002 Stock Incentive Plan with an exercise price at base equal to the fair market value of the Company’s Common Stock on the date of grant qualify as “performance-based compensation.” Compensation currently paid by the Company which is not

“performance-based” is significantly less than the amount of the deduction limit and such compensation therefore qualifies for deductibility under Section 162(m).

Compensation Committee of the
Board of Directors:

Eric A. Green, Chair
Thomas P. Cooper, M.D.
Edmond E. Charrette, M.D.
Stock Options
      1991 STOCK OPTION PLAN. The Company’s 1991 Stock Option Plan (the “1991 Plan”), which expired on September 26, 2001, provided for the grant of both “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as nonqualified stock options. The 1991 Plan was administered by the Compensation Committee and provided for the grant of options to officers and key employees of Hanger to purchase up to an aggregate of 8,000,000 shares of Common Stock at not less than 100% of fair market value on the date granted. As of the expiration of the 1991 Plan on September 26, 2001, a total of 2,891,237 shares that had been reserved to underlie options to be granted thereunder remained available for such purpose and such reservation was cancelled as of the expiration of the 1991 Plan. As of February 28, 2005, incentive stock options and nonqualified stock options granted under the 1991 Plan to purchase a total of 1,991,925 shares of Common Stock under the 1991 Plan, at prices ranging from $1.64 to $22.50 per share, were outstanding and held by a total of 609 persons. Of such options, options relating to 1,950,259 shares of Common Stock were exercisable as of that date.
      2002 STOCK INCENTIVE PLAN. Under the Company’s 2002 Stock Incentive Plan (the “2002 Plan”), which was approved by the stockholders of the Company on May 30, 2002, to replace the expired 1991 Plan and which was amended by the stockholders of the Company on May 30, 2003, to permit the grant of Restricted Stock awards, officers and key employees of the Company may receive grants of “incentive stock options” under Section 422 of the Code, as well as nonqualified stock options and Restricted Stock. The 2002 Plan is administered by the Compensation Committee and provides for the grant of options to purchase up to an aggregate of 1,500,000 shares of Common Stock at not less than 100% of fair market value on the date prior to the grant date. As of February 28, 2005, incentive stock options and nonqualified stock options granted under the 2002 Plan to purchase a total of 896,331 shares of Common Stock , at prices ranging from $8.08 to $17.60 per share, were outstanding, There were a total of 88 optionees and holders of such restricted stock. Options to purchase 322,835 shares of Common Stock were exercisable as of that date. Furthermore, as of that date, a total of 159,750 shares of Restricted Stock had been awarded and were outstanding under the Plan.
      2003 NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN. Under the Company’s 2003 Non-Employee Directors’ Stock Incentive Plan (the “2003 Plan”), directors of the Company who are not employed by the Company or any affiliate of the Company are eligible to receive options or Restricted Stock grants under the 2003 Plan. A total of 500,000 shares of Common Stock are reserved for possible issuance upon the exercise of options or the grant of Restricted Stock awards under the 2003 Plan. On May 7, 2004, each of the six eligible directors received an award of 1,000 shares of Restricted Stock, for a total of 6,000 shares, and an option to purchase 5,000 shares of Common Stock, for a total of 30,000 shares, at an exercise price of $16.10 per share (which was equal to the closing sale price of the shares on the New York Stock Exchange on the date of grant). Also on that date, five of the six eligible directors each elected to receive an award of 745 shares of Restricted Stock and an option to purchase 373 shares of Common Stock in lieu of an annual director’s fee. Under the 2003 Plan, an award of 1,000 shares of Restricted Stock and an option to purchase 5,000 shares is granted automatically on an annual basis to each eligible director on the fourth business day following the date of each Annual Meeting of Stockholders at which the eligible director is elected. The exercise price of each option is equal to 100% of the closing sale price of the shares as reported by the New York Stock Exchange on the date prior to the grant date. Each option will become exercisable in three equal annual installments, commencing on the first anniversary of the date of grant. As of February 28, 2005, options for a total of 63,036 shares were outstanding under the 2003 Plan, at exercise prices ranging from $11.21 to $16.10 per share. There were a total of six optionees and holders of such restricted stock. Options to purchase 10,389 shares of Common Stock were exercisable as of February 28, 2005. Furthermore, as of that date, a total of 9,725 shares of Restricted Stock had been awarded and were outstanding under the plan.
      NONQUALIFIED STOCK OPTIONS. Hanger has granted nonqualified stock options other than pursuant to the above plans to certain officers and other persons or entities which permit such persons or entities to acquire shares of Common Stock generally at not less than 100% of fair market value on the date granted. As of February 28, 2005, nonqualified stock options granted other than pursuant to the 1991 Plan, the 2002 Plan or the 2003 Plan to purchase a total of 461,000 shares of Common Stock, at prices ranging from $5.50 to $9.20 per share, were outstanding and held by a total of four optionees, of which options to purchase 337,250 shares of Common Stock were exercisable as of that date. Such outstanding nonqualified options included options to purchase (i) 350,000 shares at an exercise price of $6.02 per share, vesting 25% per year from and after January 2, 2003 and thereafter exercisable at any time prior to January 2, 2012, as held by Thomas F. Kirk; and (ii) 56,000 shares at an exercise price of $5.50 per share, vesting 25% per year from and after October 12, 2002 and thereafter exercisable at any time prior to October 12, 2011, as held by George E. McHenry.
Directors’ Fees
      Directors who are not officers or employees of the Company receive an annual fee of $30,000 plus $1,500 for each meeting attended. In addition, directors serving on committees of the Board receive a fee of $1,000 per committee meeting attended and directors serving as the chairperson of each of the Audit Committee, Corporate Governance and Nominating Committee, Compensation Committee and Quality, Compliance and Technology Committee of the Board will receive an annual fee of $3,000. The lead non-management director receives an additional annual fee consisting of (i) $3,000 payable on or about the fourth business day following the date of each Annual Meeting of Stockholders, and (ii) a cash payment, payable on the first anniversary of such date, equal to the value of 750 shares of Common Stock as of such anniversary date.
      Under the terms of the 2003 Plan, directors may elect to receive their annual director fees in restricted shares of Common Stock under that plan in lieu of cash. Should a director choose this alternative, the director will also receive an additional grant of stock options to purchase shares equal to one half of the number of restricted shares granted.
AUDIT COMMITTEE REPORT
      The Audit Committee of the Company’s Board of Directors, which currently consists of Cynthia L. Feldmann (Chair), Eric A. Green and C. Raymond Larkin, Jr., is governed by its charter, a copy of which was attached as Exhibit C to last year’s Proxy Statement and is also available on the Company’s website, www.hanger.com. All the members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which means that they do no receive any consulting, advisory or other compensatory fee from the Company other than board or committee fees, they are not “affiliated persons” of the Company and they have no relationship to the Company that may interfere with the exercise of their independence from management of the Company. Furthermore, each audit committee member is deemed by the Board of Directors to be financially literate and at least one member has accounting or related financial management expertise, as called for by New York Stock Exchange listing standards. The Board of Directors has determined that Cynthia L. Feldmann is considered to be an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission.
      The Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2004 with management of the Company and its independent auditing firm, PricewaterhouseCoopers LLP (“PwC”). In that connection, the Audit Committee discussed with PwC the matters required to be discussed by Statement of Accounting Standards No. 61, as amended (“SAS 61”).

SAS 61 requires an auditor to communicate certain matters relating to the conduct of an audit to the Audit Committee, including: (i) methods used to account for significant unusual transactions; (ii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; (iv) any disagreements with management regarding the application of accounting principles, the basis for management’s accounting estimates, the disclosures in the financial statements and the wording of the auditor’s report; (v) the auditor’s judgments about the quality, and not just the acceptability, of the Company’s accounting principles as applied in its financial reporting; and (vi) the consistency of application of the accounting principles and underlying estimates and the clarity, consistency and completeness of the accounting information contained in the financial statements, including items that have a significant impact on the representational faithfulness, verifiability and neutrality of the accounting information.
      In addition, the Audit Committee received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“ISB 1”) and discussed PwC’s independence with PwC. Pursuant to ISB 1, PwC (i) disclosed to the Audit Committee all relationships between PwC and its related entities that in PwC’s professional judgment may reasonably be thought to bear on independence, and (ii) confirmed in the letter that, in its professional judgment, it is independent of the Company.
      Based on the above-referenced review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.
      The following describes the Audit Committee’s policies and procedures regarding pre-approval of the engagement of the Company’s independent auditor to perform audit as well as permissible non-audit services for the Company. For audit services, the independent auditor will provide the Committee with an engagement letter during the March-May quarter of each year outlining the scope of the audit services proposed to be performed in connection with the audit of the current fiscal year. If agreed to by the Committee, the engagement letter will be formally accepted by the Committee at an Audit Committee meeting held as practicably as possible following receipt of the engagement letter. The independent auditor will submit to the Committee for approval an audit services fee proposal after acceptance of the engagement letter.
      For non-audit services, Company management may submit to the Committee for approval the list of non-audit services that it recommends the Committee allow the Company to engage the independent auditor to provide for the fiscal year. The list of services must be detailed as to the particular service and may not call for broad categorical approvals. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided. The Committee will consider for approval both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.
      To ensure prompt handling of unexpected matters, the Committee delegates to its Chairperson the authority to approve the auditor’s engagement for non-audit services with fees of up to $50,000, and to amend or modify the list of approved permissible non-audit services and fees of up to $50,000. The Chairperson will report any action taken pursuant to this delegation to the Committee at its next Committee meeting.
      All audit and non-audit services provided to the Company are required to be pre-approved by the Committee. The Chief Financial Officer of the Company will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

Audit Committee of the Board of Directors:

Cynthia L. Feldmann, Chair
Eric A. Green
C. Raymond Larkin

Audit and Non-Audit Fees

Audit Fees
      The aggregate fees billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for professional services rendered for audit services totaled $595,100 in 2003 and $1,957,760 in 2004, including fees associated with the audit of the Company’s annual financial statements, the audit of the Company’s internal control over financial reporting and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q. The increase in 2004 is principally related to the additional work required to complete the initial audit of internal control over financial reporting mandated by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees
      The aggregate fees billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for assurance and related services reasonably related to the performance of audit or review of the Company’s financial statements other than those reported in the foregoing “Audit Fees” subsection were $106,950 in 2003 and $43,528 in 2004. Such fees in 2003 related to the audit of our employee benefit plans and certain due diligence activities on regarding potential acquisitions. In 2004, such fees related to the audit of our employee benefit plans.

Tax Fees
      The aggregate fees billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $72,484 in 2003 and $5,126 in 2004.

All Other Fees
      The aggregate fees billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for products and services other than those reported in the foregoing subsections were $4,600 in 2003 and $0 in 2004, respectively. In 2003, such fees related to a review of our internal audit structure.

PRINCIPAL STOCKHOLDERS
      The following table sets forth the number of shares of Common Stock beneficially owned as of March 25, 2005 by: (i) each person known by Hanger to be the beneficial owner of 5% or more of such class of securities, (ii) each director and nominee for director of Hanger, (iii) each of the above-listed officers and (iv) all directors, nominees and officers of Hanger as a group.

	Number of	Percent of
	Shares of	Outstanding
Directors, Officers and 5% Shareholders	Common Stock(1)	Common Stock(1)

FMR Corp.(2)	2,300,000	10.7%
BlackRock Financial Management (SSR&M)(3)	2,000,000	9.3
Dimensional Fund Advisors(4)	1,834,872	8.5
Barclays Global Investors, N.A.(5)	1,500,000	7.0
Pzena Investment Management, LLC.(6)	1,100,000	5.1
Ivan R. Sabel, CPO(7)	775,411	3.5
H.E. Thranhardt, CPO(8)	366,737	1.7
Thomas F. Kirk(9)	351,500	1.6
Richmond L. Taylor(10)	263,752	1.2
George E. McHenry(11)	88,500	0.4
Thomas P. Cooper, M.D.(12)	51,045	0.2
Edmond E. Charrette, M.D.(13)	33,916	0.2
C. Raymond Larkin, Jr.(14)	27,665	0.1
Ron May(15)	21,000	0.1
Eric A. Green(16)	3,915	*
Cynthia L. Feldmann(17)	2,656	*
All directors, nominees and officers as a group (16 persons)(18)	2,054,097	9.4

*	Less than 0.1 percent

(1)	Assumes in the case of each stockholder listed in the above list that all presently exercisable warrants or options held by such stockholder were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders. With respect to each company listed above, the amounts represent the number of shares beneficially owned, as disclosed in company reports regarding beneficial ownership filed with the Securities and Exchange Commission.

(2)	The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(3)	The address for BlackRock Financial Management (formerly State Street Research and Management) is One Financial Center, Boston, MA 02111.

(4)	The address of Dimensional Fund Advisors is 1299 Ocean Avenue, Santa Monica, CA 90401.

(5)	The address of Barclays Global Investors, N.A. is 45 Freemont Street, San Francisco, CA 94105.

(6)	The address of Pzena Investment Management, LLC is 120 West 45th Street, New York, NY 10036

(7)	Includes 144,161 shares owned directly by Mr. Sabel, 631,250 shares subject to exercisable options to purchase shares from the Company and excludes 240,000 shares subject to unvested options and Restricted Stock that have not yet become exercisable.

(8)	Includes 241,944 shares owned directly by Mr. Thranhardt, 31,845 shares subject to exercisable options to purchase shares from the Company, 35,543 shares owned indirectly by him as trustee for members of his family, and 57,405 shares owned indirectly by him as general partner of a family partnership; excludes 16,038 shares subject to unvested options and Restricted Stock that have not yet become exercisable.

(9)	Includes 14,000 shares owned directly by Mr. Kirk, 337,500 shares subject to exercisable options to purchase shares from the Company, and excludes 312,500 shares subject to unvested options that have not yet become exercisable.

(10)	Includes 2,500 shares owned directly by Mr. Taylor, 261,252 shares subject to exercisable options to purchase shares from the Company, and excludes 81,248 shares subject to unvested options and Restricted Stock that have not yet become exercisable.

(11)	Includes 3,750 shares owned directly by Mr. McHenry, 84,750 shares subject to exercisable options to purchase shares from the Company, and excludes 127,500 shares subject to unvested options and Restricted Stock that have not yet become exercisable.

(12)	Includes 12,950 shares owned directly by Mr. Cooper, 38,095 shares subject to exercisable options to purchase shares from the Company, and excludes 14,558 shares subject to unvested options and Restricted Stock that have not yet become exercisable.

(13)	Includes 1,000 shares owned directly by Mr. Charrette, 32,916 shares subject to exercisable options to purchase shares from the Company, and excludes 14,202 shares subject to unvested options and Restricted Stock that have not yet become exercisable.

(14)	Includes 2,070 shares owned directly by Mr. Larkin, 25,595 shares subject to exercisable options to purchase shares from the Company, and excludes 15,940 shares subject to unvested options and Restricted Stock that have not yet become exercisable.

(15)	Includes 2,000 shares owned directly by Mr. May, 19,000 shares subject to exercisable options to purchase shares from the Company, and excludes 20,000 shares subject to unvested options and Restricted Stock that have not yet become exercisable.

(16)	Includes 2,070 shares owned directly by Mr. Green, 1,845 shares subject to exercisable options to purchase shares from the Company, and excludes 10,808 shares subject to unvested options and Restricted Stock that have not yet become exercisable.

(17)	Includes 1,313 shares owned directly by Ms. Feldmann, 1,343 shares subject to exercisable options to purchase shares from the Company, and excludes 9,806 shares subject to unvested options and Restricted Stock that have not yet become exercisable.

(18)	Includes 526,206 shares owned directly or controlled by directors and officers of the Company, a total of 1,527,891 shares subject to exercisable options held by directors and officers of the Company to purchase shares from the Company, and excludes a total of 993,850 shares subject to unvested options and Restricted Stock held by such persons that have not yet become exercisable.

STOCK PERFORMANCE CHART
      The following chart compares the Company’s cumulative total stockholder return with the S&P 500 Index, a performance indicator of the overall stock market, and Company-determined peer group index.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
ASSUMES INITIAL INVESTMENT OF $100
DECEMBER 2004

Assumes $100 invested on January 1, 2000.

(1)	Total return assumes reinvestment of dividends and based on market capitalization.

(2)	Fiscal year ending December 31.

(3)	The five issuers of common stock included in the peer group index are OCA, Inc. (formerly Orthodontic Centers of America, Inc.), Renal Care Group, Inc., RehabCare Group, Inc. and Medcath Corp.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial reports of securities ownership on Form 3 and reports of changes in such ownership on Forms 4 and 5 with the Securities and Exchange Commission. Based solely on a review of the copies of such reports furnished to the Company during the most recently-completed fiscal year, we believe that all reports of securities ownership and changes in such ownership required to be filed during 2004 were timely filed.

YEAR 2006 STOCKHOLDER PROPOSALS
      Proposals of stockholders intended to be presented at the 2006 Annual Meeting, which presently is expected to be held in May 2006, must be received by the Secretary of the Company, Two Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, no later than December 28, 2005 (i.e., at least 120 days prior to the expected date of the mailing of the proxy statement), in order for them to be considered for inclusion in the 2006 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year’s Annual Meeting, but not desiring to have such proposal included in next year’s Proxy Statement relating to that meeting, should submit such proposal to the Company by February 15, 2006 (i.e., at least 45 days prior to the expected date of the mailing of the Proxy Statement). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the Proxy Statement.
OTHER MATTERS
      Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.

By Order of the Board of Directors
HANGER ORTHOPEDIC GROUP, INC.

Jason P. Owen
Vice President, Treasurer and
Corporate Secretary
April 12, 2005

PROXY

HANGER ORTHOPEDIC GROUP, INC.

TWO BETHESDA METRO CENTER, SUITE 1200
BETHESDA, MARYLAND 20814

     This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF STOCKHOLDERS of Hanger Orthopedic Group, Inc. (the “Company”), a Delaware corporation, on May 12, 2005, 10:00 a.m., local time.

     The undersigned appoints Ivan R. Sabel and Thomas F. Kirk, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of the Company, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 12, 2005, or at any adjournment thereof, with all powers the undersigned would have if personally present.

Address Change/Comments (Mark the corresponding box on the reverse side.)

éFOLD AND DETACH HEREé

You can now access your HANGER ORTHOPEDIC GROUP, INC. account online.

Access your Hanger Orthopedic Group, Inc. shareholder/stockholder account online via Investor ServiceDirectSM(ISD).

Mellon Investor Services LLC, Transfer Agent for Hanger Orthopedic Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

▪ View account status	▪ View payment history for dividends
▪ View certificate history	▪ Make address changes
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Mark Here ☐
for Address
Change or
Comments
PLEASE SEE REVERSE SIDE

			FOR	WITHHOLD
The Board of Directors Recommends			all nominees	AUTHORITY
voting FOR the following proposals:			(except as marked	to vote for all
			to the contrary)	nominees listed
1.	To elect Directors:		☐	☐
	Nominees:	01 Edmond E. Charrette, M.D.,
02 Thomas P. Cooper, M.D.,
03 Eric A. Green,
04 Thomas F. Kirk,
05 C. Raymond Larkin., Jr.,
06 Cynthia L. Feldmann,
07 Ivan R. Sabel, CPO, and
08 H.E. Thranhardt, CPO.

INSTRUCTION: To withhold authority for any individual nominee, write that nominee’s name on the space provided below.

2.	In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the meeting.

THE SHARES WILL BE VOTED AS DIRECTED ABOVE, AND WITH RESPECT TO OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING AS THE PROXIES SHALL DECIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Signature_________________________Signature____________________Date____________, 2005

Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate title. If shares are held jointly, each holder must sign.

éDetach here from proxy voting cardé

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/hgr		1-866-540-5760		Mark, sign and date
Use the Internet to vote your proxy.		Use any touch-tone telephone to vote		your proxy card and
Have your proxy card in hand when		your proxy. Have your proxy card in		return it in the
you access the web site.	OR	hand when you call.	OR	enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.Hanger.com